Filed Pursuant to Rule 424(b)(3)
File No. 333-237289

NUVEEN MUNICIPAL INCOME FUND, INC. (NYSE: NMI)

(THE “FUND”)

SUPPLEMENT DATED JANUARY 2, 2024

TO THE FUND’S STATEMENT OF ADDITIONAL INFORMATION (“SAI”)

DATED SEPTEMBER 23, 2020, AS SUPPLEMENTED

As previously disclosed, on January 1, 2024, Joseph A. Boateng, Michael A. Forrester, Thomas J. Kenny and Loren M. Starr were appointed to the Board of Trustees of the Fund (the “Board”). Relatedly, two former Board members, Jack B. Evans and William C. Hunter, retired from the Board on December 31, 2023. Margaret L. Wolff was redesignated as a Board member to be elected by holders of preferred shares.

Thus, on January 1, 2024, the current Board members of the Fund are Joseph A. Boateng, Michael A. Forrester, Thomas J. Kenny, Amy B. R. Lancellotta, Joanne T. Medero, Albin F. Moschner, John K. Nelson, Loren M. Starr, Matthew Thornton III, Terence J. Toth, Margaret L. Wolff and Robert L. Young. Each of these Board members is considered to be independent, which means that they are not “interested persons” of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940. Certain biographical information regarding the Board members can be found in the Fund’s SAI and prior supplements thereto.

Additionally, the Board approved the following actions effective January 1, 2024:

1.

Chair/Co-Chair of the Board: Thomas J. Kenny was elected as Co-Chair of the Board for a one-year term ending on December 31, 2024. Terence J. Toth was elected as Co-Chair of the Board for a six-month term ending on June 30, 2024. Robert L. Young was elected as Co-Chair of the Board for a six-month term from July 1, 2024 through December 31, 2024.

2.	Membership of Board Committees: The Board retained the seven standing committees applicable to the Fund as described in its SAI and the members of each committee are listed below.

Executive Committee: Mr. Kenny and Mr. Toth, Co-Chairs, Mr. Nelson and Mr. Young. On July 1, 2024, Mr. Young will replace Mr. Toth as Co-Chair of the Executive Committee.

Dividend Committee: Mr. Thornton, Chair, Ms. Lancellotta, Mr. Nelson and Mr. Starr.

Audit Committee: Mr. Nelson, Chair, Mr. Boateng, Mr. Moschner, Mr. Starr, Ms. Wolff and Mr. Young. Mr. Boateng, Mr. Moschner, Mr. Nelson, Mr. Starr and Mr. Young have each been designated as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

Compliance, Risk Management and Regulatory Oversight Committee: Ms. Wolff, Chair, Mr. Forrester, Mr. Kenny, Ms. Lancellotta, Ms. Medero, Mr. Thornton and Mr. Toth.

Nominating and Governance Committee: Mr. Kenny and Mr. Toth, Co-Chairs, Mr. Boateng, Mr. Forrester, Ms. Lancellotta, Ms. Medero, Mr. Moschner, Mr. Nelson, Mr.

Starr, Mr. Thornton, Ms. Wolff and Mr. Young. On July 1, 2024, Mr. Young will replace Mr. Toth as Co-Chair of the Nominating and Governance Committee.

Investment Committee: Mr. Boateng and Ms. Lancellotta, Co-Chairs, Mr. Forrester, Mr. Kenny, Ms. Medero, Mr. Moschner, Mr. Nelson, Mr. Starr, Mr. Thornton, Mr. Toth, Ms. Wolff and Mr. Young.

Closed-End Funds Committee: Mr. Moschner, Chair, Mr. Kenny, Ms. Lancellotta, Mr. Nelson, Mr. Starr, Mr. Toth, Ms. Wolff and Mr. Young.

For more information about the Board, please visit www.nuveen.com/fundgovernance.

3.

Board Member Compensation: Effective January 1, 2024, for their service to the Nuveen Fund Complex (defined below), Board members receive a $350,000 annual retainer, plus they receive (a) an annual retainer of $30,000 for membership on the Audit Committee and Compliance, Risk Management and Regulatory Oversight Committee, respectively; and (b) an annual retainer of $20,000 for membership on the Dividend Committee, Investment Committee, Nominating and Governance Committee and Closed-End Fund Committee, respectively. In addition to the payments described above, the Chair/Co-Chair of the Board receives $140,000 annually; the chair/co-chair of the Audit Committee and the Compliance, Risk Management and Regulatory Oversight Committee receive $30,000 annually; and the chair/co-chair of the Dividend Committee, Investment Committee, Nominating and Governance Committee and Closed-End Fund Committee receive $20,000 annually. Board members will be paid either $1,000 or $2,500 for any ad hoc meetings of the Board or its standing committees depending upon the meeting’s length and immediacy. For any special assignment committees, the chair/co-chair will be paid a quarterly fee of $1,250 and members will be paid a quarterly fee of $5,000. The annual retainers, fees and expenses of the Board are allocated among the funds in the Nuveen Fund Complex on the basis of relative net assets, although a minimum amount may be established to be allocated to each fund. In certain instances fees and expenses will be allocated only to those funds that are discussed at a given meeting.

The Nuveen Fund Complex includes all registered open-end and closed-end investment companies advised by Nuveen Fund Advisors, LLC and certain open-end investment companies advised by Teachers Advisors, LLC.

Because Mr. Boateng, Mr. Forrester, Mr. Kenny and Mr. Starr are new to the Board (the “New Board Members”), they did not receive any compensation from the Fund prior to January 1, 2024. Additionally, information concerning New Board Members’ beneficial ownership of shares in the Fund is not presented since they were not Board members as of December 31, 2023.

4.	Fund Officers: The Board approved the following slate of officers:

Name, Business Address and Year of Birth	Position(s) Held with the Fund	Term of Office and Length of Time Served with Funds in the Fund Complex	Principal Occupation(s) During Past Five Years
Officers of the Fund:

David J. Lamb 333 West Wacker Drive Chicago, IL 60606 (1963)	Chief Administrative Officer	Term—Indefinite Length of Service— Since 2015	Managing Director of Nuveen Fund Advisors, LLC (since 2019); Senior Managing Director (since 2021), formerly, Managing Director (2020-2021) of Nuveen Securities, LLC; Senior Managing Director (since 2021), formerly, Managing Director (2017-2021), Senior Vice President (2006-2017) of Nuveen.

Brett E. Black 333 West Wacker Drive Chicago, IL 60606 (1972)	Vice President and Chief Compliance Officer	Term—Indefinite Length of Service— Since 2022	Managing Director, Chief Compliance Officer of Nuveen (since 2022); formerly, Vice President (2014-2022), Chief Compliance Officer and Anti-Money Laundering Compliance Officer (2017-2022); Deputy Chief Compliance Officer (2014-2017) of BMO Funds, Inc.

Mark J. Czarniecki 901 Marquette Avenue Minneapolis, MN 55402 (1979)	Vice President and Assistant Secretary	Term—Indefinite Length of Service— Since 2013	Managing Director (since 2022), formerly, Vice President (2016-2022), and Assistant Secretary (since 2016) of Nuveen Securities, LLC; Managing Director (since 2022), formerly, Vice President (2017-2022), and Assistant Secretary (since 2017), of Nuveen Fund Advisors, LLC; Managing Director and Associate General Counsel (since January 2022), formerly, Vice President and Associate General Counsel of Nuveen (2013-2021); Managing Director (since 2022), formerly, Vice President (2018-2022), Assistant Secretary and Associate General Counsel (since 2018) of Nuveen Asset Management, LLC; Managing Director, Associate General Counsel and Assistant Secretary of Teachers Advisors, LLC and TIAA-CREF Investment Management, LLC (since 2023).

Name, Business Address and Year of Birth	Position(s) Held with the Fund	Term of Office and Length of Time Served with Funds in the Fund Complex	Principal Occupation(s) During Past Five Years
Jeremy D. Franklin 8500 Andrew Carnegie Blvd. Charlotte, NC 28262 (1983)	Vice President and Assistant Secretary	Term—Indefinite Length of Service— Since 2024	Vice President and Assistant Secretary, Nuveen Fund Advisors, LLC (since 2023); Vice President Associate General Counsel and Assistant Secretary, Nuveen Asset Management, LLC (since 2022); Vice President and Associate General Counsel, Teachers Insurance and Annuity Association of America (since 2017); Vice President (since 2017), Associate General Counsel and Assistant Secretary (since 2015), Teachers Advisors, LLC and TIAA-CREF Investment Management, LLC; Vice President (since 2020) and Assistant Secretary (since 2023), formerly, Associate General Counsel (2020-2022), TIAA-CREF Funds and TIAA-CREF Life Funds; Vice President and Associate General Counsel (since 2020), Assistant Secretary (since 2023), TIAA Separate Account VA-1 and College Retirement Equities Fund.

Diana R. Gonzalez 8500 Andrew Carnegie Blvd. Charlotte, NC 28262 (1978)	Vice President and Assistant Secretary	Term—Indefinite Length of Service— Since 2017	Vice President and Assistant Secretary of Nuveen Fund Advisors, LLC (since 2017); Vice President, Associate General Counsel and Assistant Secretary of Nuveen Asset Management, LLC (since 2022); Vice President, Associate General Counsel and Assistant Secretary of Teachers Advisors, LLC and TIAA-CREF investment Management, LLC (since 2023); Vice President and Associate General Counsel of Nuveen (since 2017); formerly, Associate General Counsel of Jackson National Asset Management (2012-2017).

Nathaniel T. Jones 333 West Wacker Drive Chicago, IL 60606 (1979)	Vice President and Treasurer	Term—Indefinite Length of Service— Since 2016	Senior Managing Director (since 2021), formerly, Managing Director (2017-2021), Senior Vice President (2016-2017) of Nuveen; Managing Director (since 2015) of Nuveen Fund Advisors, LLC; Chartered Financial Analyst.

Brian H. Lawrence 8500 Andrew Carnegie Blvd. Charlotte, NC 28262 (1982)	Vice President and Assistant Secretary	Term—Indefinite Length of Service— Since 2023	Vice President and Associate General Counsel of Nuveen (Since 2023); Vice President, Associate General Counsel and Assistant Secretary (Since 2023) of Teachers Advisors, LLC and TIAA-CREF Investment Management, LLC; formerly Corporate Counsel of Franklin Templeton (2018-2022).

Name, Business Address and Year of Birth	Position(s) Held with the Fund	Term of Office and Length of Time Served with Funds in the Fund Complex	Principal Occupation(s) During Past Five Years
Tina M. Lazar 333 West Wacker Drive Chicago, IL 60606 (1961)	Vice President	Term—Indefinite Length of Service— Since 2002	Managing Director (since 2017), formerly, Senior Vice President (2014-2017), of Nuveen Securities, LLC.

Brian J. Lockhart 333 West Wacker Drive Chicago, IL 60606 (1974)	Vice President	Term—Indefinite Length of Service— Since 2019	Senior Managing Director (since 2021), formerly, Managing Director (2017-2021), Vice President (2010-2017) of Nuveen, Head of Investment Oversight (since 2017), formerly, Team Leader of Manager Oversight (2015-2017); Managing Director (since 2019), of Nuveen Fund Advisors, LLC; Chartered Financial Analyst and Certified Financial Risk Manager.

John M. McCann 8500 Andrew Carnegie Blvd. Charlotte, NC 28262 (1975)	Vice President and Assistant Secretary	Term—Indefinite Length of Service— Since 2022	Managing Director (since 2021), General Counsel and Secretary (since 2023), formerly, Assistant Secretary (2021-2023), of Nuveen Fund Advisors, LLC; Managing Director, Associate General Counsel and Assistant Secretary of Nuveen Asset Management, LLC (since 2021); Managing Director (since 2021) and Assistant Secretary (since 2016) of TIAA SMA Strategies LLC; Managing Director (since 2019, formerly, Vice President and Director), Associate General Counsel and Assistant Secretary of College Retirement Equities Fund, TIAA Separate Account VA-1, TIAA-CREF Funds and TIAA-CREF Life Funds; Managing Director (since 2018), formerly, Vice President and Director, Associate General Counsel and Assistant Secretary of Teachers Insurance and Annuity Association of America, Teacher Advisors LLC and TIAA-CREF Investment Management, LLC; Managing Director (since 2022), formerly, Vice President (2017-2022), Associate General Counsel and Assistant Secretary (since 2011) of Nuveen Alternative Advisors LLC; General Counsel and Assistant Secretary of Covariance Capital Management, Inc. (2014-2017).

Name, Business Address and Year of Birth	Position(s) Held with the Fund	Term of Office and Length of Time Served with Funds in the Fund Complex	Principal Occupation(s) During Past Five Years

Kevin J. McCarthy 333 West Wacker Drive Chicago, IL 60606 (1966)	Vice President and Assistant Secretary	Term—Indefinite Length of Service— Since 2007	Executive Vice President (since 2022) and Secretary and General Counsel (since 2016) of Nuveen Investments, Inc., formerly, Senior Managing Director (2017-2022); Executive Vice President (since 2023) and Assistant Secretary (since 2008) of Nuveen Securities, LLC, formerly, Senior Managing Director (2017-2023); Executive Vice President and Assistant Secretary (since 2023) of Nuveen Fund Advisors, LLC, formerly, Senior Managing Director (2017-2023), Secretary (2016-2023) and Co-General Counsel (2011-2020); Executive Vice President (since 2023) and Secretary (since 2016) of Nuveen Asset Management, LLC, formerly, Senior Managing Director (2017-2023) and Associate General Counsel (2011-2020); Executive Vice President (since 2021) and Secretary (since 2023) of Teachers Advisors, LLC, formerly, General Counsel and Assistant Secretary (2021-2023); Executive Vice President (since 2017) and Secretary (since 2023) of TIAA-CREF Investment Management, LLC, formerly, General Counsel and Assistant Secretary (2017-2023); Executive Vice President, Associate General Counsel (since 2022) and Assistant Secretary (since 2018) of TIAA-CREF Funds and TIAA-CREF Life Funds; formerly, Vice President (2007-2021) and Secretary (2016-2021) of NWQ Investment Management Company, LLC and Santa Barbara Asset Management, LLC; Vice President and Secretary of Winslow Capital Management, LLC (since 2010); Executive Vice President (since 2023) and Secretary (since 2016) of Nuveen Alternative Investments, LLC., formerly, Senior Managing Director (2017-2023).

Name, Business Address and Year of Birth	Position(s) Held with the Fund	Term of Office and Length of Time Served with Funds in the Fund Complex	Principal Occupation(s) During Past Five Years
Jon Scott Meissner 8500 Andrew Carnegie Blvd. Charlotte, NC 28262 (1973)	Vice President and Assistant Secretary	Term—Indefinite Length of Service— Since 2019	Managing Director, Mutual Fund Tax and Expense Administration (since 2022), formerly, Managing Director of Mutual Fund Tax and Financial Reporting groups (2017-2022) at Nuveen; Managing Director (since 2019) of Nuveen Fund Advisors, LLC; Managing Director (since 2021), formerly, Senior Director (2016-2021), of Teachers Advisors, LLC and TIAA-CREF Investment Management, LLC; Managing Director, Mutual Fund and Tax Expense Administration (since 2022), formerly, Senior Director Mutual Fund Taxation (2015-2022), to the TIAA-CREF Funds, the TIAA-CREF Life Funds, the TIAA Separate Account VA-1 and the CREF Accounts; has held various positions with TIAA since 2004.

James Nelson III 730 Third Avenue New York, NY 10017 (1976)	Vice President	Term—Indefinite Length of Service— Since 2024	Senior Managing Director, Global Head of Product, Publics, Nuveen (since 2023); Head of North American Product Management & Pricing, Invesco (2018-2023).

Mary Beth Ramsay 8500 Andrew Carnegie Blvd. Charlotte, NC 28262 (1965)	Vice President	Term—Indefinite Length of Service— Since 2024	Chief Risk Officer, Nuveen and TIAA Financial Risk (since 2023); Head of Nuveen Risk & Compliance (2022-2023); Executive Vice President, Teachers Insurance and Annuity Association of America (since 2022); Senior Vice President, Head of Sales and Client Solutions (2019-2022) and U.S. Chief Pricing Actuary (2016-2019), SCOR Global Life Americas; Member of the Board of Directors of Society of Actuaries (since 2021).

William A. Siffermann 333 West Wacker Drive Chicago, IL 60606 (1975)	Vice President	Term—Indefinite Length of Service— Since 2017	Managing Director (since 2017), formerly Senior Vice President (2016-2017) of Nuveen.

Name, Business Address and Year of Birth	Position(s) Held with the Fund	Term of Office and Length of Time Served with Funds in the Fund Complex	Principal Occupation(s) During Past Five Years

E. Scott Wickerham 8500 Andrew Carnegie Blvd. Charlotte, NC 28262 (1973)	Vice President and Controller	Term—Indefinite Length of Service— Since 2019	Senior Managing Director, Head of Public Investment Finance of Nuveen (since 2019), formerly, Managing Director; Senior Managing Director (since 2019) of Nuveen Fund Advisors, LLC; Senior Managing Director (since 2022) of Nuveen Asset Management, LLC; Principal Financial Officer, Principal Accounting Officer and Treasurer (since 2017) of the TIAA-CREF Funds, the TIAA-CREF Life Funds, the TIAA Separate Account VA-1 and the Principal Financial Officer, Principal Accounting Officer (since 2020) and Treasurer (since 2017) to the CREF Accounts; has held various positions with TIAA since 2006.

Mark L. Winget 333 West Wacker Drive Chicago, IL 60606 (1968)	Vice President and Secretary	Term—Indefinite Length of Service— Since 2008	Vice President and Assistant Secretary of Nuveen Securities, LLC (since 2008); Vice President and Assistant Secretary of Nuveen Fund Advisors, LLC (since 2019); Vice President, Associate General Counsel and Assistant Secretary of Teachers Advisors, LLC and TIAA-CREF Investment Management, LLC (since 2023) and Nuveen Asset Management, LLC (since 2020); Vice President (since 2010) and Associate General Counsel (since 2019) of Nuveen.

Rachael Zufall 8500 Andrew Carnegie Blvd. Charlotte, NC 28262 (1973)	Vice President and Assistant Secretary	Term – Indefinite Length of Service – Since 2022	Managing Director and Assistant Secretary (since 2023) of Nuveen Fund Advisors, LLC; Managing Director (since 2017), Associate General Counsel and Assistant Secretary (since 2014) of the CREF Accounts, TIAA Separate Account VA-1, TIAA-CREF Funds and TIAA-CREF Life Funds; Managing Director (since 2017), Associate General Counsel and Assistant Secretary (since 2011) of Teacher Advisors, LLC and TIAA-CREF Investment Management, LLC; Managing Director of Nuveen, LLC and of TIAA (since 2017).

PLEASE KEEP THIS WITH YOUR

FUND’S SAI FOR FUTURE REFERENCE

EPR-NMI-0124P

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